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                                  [SBA LOGO]
                                      NEWS


                              FOR IMMEDIATE RELEASE

                    SBA COMMUNICATIONS CORPORATION ANNOUNCES
                    CERTAIN FIRST QUARTER OPERATIONAL RESULTS

BOCA RATON, FLORIDA, April 11, 2000 (NASDAQ: SBAC) - SBA Communications Corporation ("SBA") reported that in the first quarter it increased its tower portfolio by 188 towers to 1,351 total towers. Of the 188 towers added in the first quarter, 112 were newly-built and 76 were acquisitions of existing towers. The 76 towers were acquired in fifteen separate transactions at an aggregate price of $30.3 million. Based on tenant leases executed as of March 31, 2000, same tower revenue growth for the trailing twelve months on the 586 towers SBA owned as of March 31, 1999 was 33%.

At March 31, 2000, SBA was involved in projects for over 1,500 new tower builds for its ownership throughout the nation, consisting of over 600 build-to-suit mandates from wireless carriers and over 900 sites SBA is developing through its strategic siting efforts. The increase in build-to-suit mandates reflects new agreements SBA entered into in the first quarter with Alamosa PCS and Telecorp PCS, which agreements SBA estimates will each produce at least 100 new towers. At March 31, 2000, SBA had agreements to acquire 124 additional existing towers in 34 separate transactions for an aggregate purchase price of $45.0 million. These acquisitions are anticipated to close within the next six months. The backlog at quarter-end of build-to-suit mandates, strategic sites and acquisitions is the highest in SBA's history.

SBA also announced two executive-level management changes. Jeffrey A. Stoops, previously its Chief Financial Officer, has been promoted to President, and will be responsible for all day-to-day operations of SBA. Steven E. Bernstein continues in the role of Chairman and Chief Executive Officer. John Marino, previously Vice President - Corporate Development, has been promoted to Chief Financial Officer. Prior to joining SBA in March 1999, Mr. Marino was Chief Financial Officer of 1st United Bancorp, a publicly-traded bank holding company which was acquired by Wachovia Corporation.

"Once again we executed well in the quarter," commented Steve Bernstein. "We could not be more pleased with our start in 2000: our successful $243 million follow-on offering of Class A common stock in January; new build-to-suit agreements with Alamosa and Telecorp; record backlog and continued strong tenant demand for our tower space. With respect to the promotions announced today, we are increasing management depth and positioning ourselves for even faster growth. Jeff Stoops has been integrally involved in all of our activities for some time and he is well-prepared for his new role. Given the growth that we have enjoyed and expect to attain in the future, I will now spend all of my time externally, pursuing strategic opportunities and growing our business. We are well-positioned today, the prospects for our industry are very favorable, and we are very excited about what we can accomplish in the rest of 2000 and beyond."
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SBA is a leading  independent  owner and  operator  of  wireless  communications infrastructure in the United States. SBA's primary focus is the construction of new towers and acquisition of existing towers for its own account. Since it was founded in 1989, SBA has participated in the development of over 13,500 antenna sites in the United States.

For additional information, please contact Jeff Stoops at 561-995-7670.





Information Concerning Forward-Looking Statements

Some information in this release is forward looking. These forward-looking statements may be affected by the risks and uncertainties in the company's business. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of the company's Securities and Exchange Commission filings. The company wishes to caution readers that certain important factors may have affected and could in the future affect the company's actual results and could cause the company's actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the company. With respect to proposed acquisitions, a number of factors including without limitation ongoing due diligence, third party consents and the lack of definitive documentation will affect the timing of consummation or whether such acquisitions are ever consummated (of which there can be no assurance). With respect to pending new tower build projects, a number of factors will affect the timing and number of new build completions, including without limitation zoning difficulty, carrier design changes, changing local market conditions and weather. The company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.